                                                                   EXHIBIT 10.13



                      AMENDMENT TO PROPYLENE FACILITY AND
               PIPELINE AGREEMENT AND PROPYLENE SALES AGREEMENT


        This Amendment, effective on January 1, 1995, is between HIMONT U.S.A., Inc. ("HIMONT") and Enterprise Products Company ("Enterprise"). HIMONT, successor to Hercules Incorporated, and Enterprise, successor to Enterprise Petrochemical Company, hereby agree to amend that certain Propylene Facility and Pipeline Agreement effective December 13, 1978, as amended (the "PFP Agreement") and the Propylene Sales Agreement attached as Exhibit A to the PFP Agreement, as amended (the "Propylene Sales Agreement") as set forth below.

PART 1 - PROPYLENE SALES AGREEMENT
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        A. The text of Section 4.1 of the Propylene Sales Agreement shall be replaced with the following:


                                  "ARTICLE IV

                            QUANTITY AND SCHEDULING

SECTION 4.1 - QUANTITY
----------------------

        4.1 Beginning on January 1, 1995, and continuing throughout the term of this Agreement, including any extensions or renewals hereof, Enterprise shall sell and deliver to HIMONT, and HIMONT shall purchase and receive from Enterprise seven hundred million (700,000,000) pounds per year of Polymer Grade Propylene. The actual volume sold to HIMONT each month shall be the current month's daily rateable equivalent of the annual volume of seven hundred million (700,000,000) pounds except for "force majeure" conditions.

                Notwithstanding anything herein to the contrary, in the event Enterprise invokes force majeure, the volume sold to HIMONT shall not be less than 64.81 percent of the total plant production during the force majeure period.



SECTION 4.2 - SCHEDULING
------------------------

        4.2     A.   Enterprise shall provide HIMONT, at least fifteen (15)
                     days prior to the first (1st) day of each calendar quarter, with an estimate of the production of Polymer Grade
                     Propylene at the Plant, by quarter, for the next succeeding twelve (12) month period. It is understood that such estimate is for the purpose of facilitating scheduling only and is not binding on either party.

                B.   Enterprise shall further provide HIMONT in writing, at
                     lease five (5) days prior to the first (1st) day
                of each calendar month, a schedule indicating the estimated quantity of Polymer Grade Propylene produced at the Plant that will be delivered by Enterprise to HIMONT during such month."

        B. Article V of the Propylene Sales Agreement shall be replaced with the following:

                                   "ARTICLE V

                                    QUALITY

        5.1 Enterprise represents, warrants and covenants that Polymer Grade Propylene sold and purchased hereunder shall meet the specifications set forth in Schedule A attached hereto.

             Enterprise is dedicated to continuous quality improvement and shall endeavor, through training and use of statistical methods, to seek improvements in its methods of production, delivery and quality measurement for the purpose of minimizing variation in the quality parameters of Polymer Grade Propylene delivered under this Agreement as defined in Schedule A and Schedule B attached hereto. Enterprise shall endeavor to reduce the maximum allowable levels of impurities in Polymer Grade Propylene from that listed in Schedule A to that listed in Schedule B. Schedule A shall be amended from time to time by written agreement of the parties to reflect Enterprise's improved ability to continuously supply Polymer Grade Propylene with maximum allowable levels of impurities below those defined in Schedule A Enterprise shall endeavor to satisfy HIMONT's quality requirements, as they may evolve, and as they may be defined by joint technical effort, subject to mutual agreement on the allocation of costs incurred by Enterprise in satisfying HIMONT's evolving requirements."

        C. The text of Article VI of the Propylene Sales Agreement, shall be replaced with the following:

                                  "ARTICLE VI

                                     PRICE

SECTION 6.1 - PARTIES INTENT
----------------------------

        6.1 It is the intent of HIMONT and Enterprise that this Agreement constitute a long-term relationship for the sale and purchase of Polymer Grade Propylene at a freely negotiated price representative of Large Volume\Long-Term contract transactions for pipeline deliveries of Polymer Grade Propylene on the Texas Gulf Coast. For purposes of this Agreement Large Volume\Long-Term contracts are defined as freely negotiated contracts covering the sale of a minimum volume of one hundred million (100,000,000)
                pounds of Polymer Grade Propylene per year on the Texas Gulf Coast, with all terms, including pricing provision, and contract extensions, in effect for a minimum period of two years.

                The parties acknowledge that the marketplace for Large Volume\Long-Term contract sales of Polymer Grade Propylene by pipeline deliveries on the Texas Gulf Coast is determined by the application of a contractually agreed-to discount from a base contract price or range of base contract prices established monthly between suppliers and purchasers of propylene, and that such base contract prices are published monthly by CMAI in their Monomers Market Report. It is the desire of both parties that the sale an purchase of Polymer Grade Propylene hereunder be at a price representative of the freely negotiated Large Volume\Long-Term contract market as defined above.


SECTION 6.2 - PRICE
-------------------


        6.2 For Polymer Grade Propylene having a composition conforming with specifications set forth in Schedule A, HIMONT shall pay Enterprise each month the following:

                        Ninety-three and one-half percent (93.5%) of the final month-end Average Contract Price for Polymer

                Grade Propylene in the United States as published by CMAI in their Monomers Market Report or otherwise reported to Enterprise and HIMONT by CMAI.

        The Average Contract Price shall be defined as the average of the three closest posted monthly prices among five polymer grade propylene sellers which shall be mutually agreed to by HIMONT and Enterprise.

        Enterprise and HIMONT mutually agree that effective January 1, 1997, and each twenty four (24) months thereafter, either party can request a Contract Price reopener, on ninety (90) days written notice, if either party can reasonably demonstrate that the Price herein set forth is not representative of the Large Volume/Long-Term contract market."


SECTION 6.3 - ALTERNATE PRICING MEDIUM
--------------------------------------

        6.3 In the event CMAI discontinues, suspends or fails to report a final month-end average Contract Price for Polymer Grade Propylene in the Gulf Coast United States, Enterprise and HIMONT agree they will promptly and in good faith adopt a price basis on an alternate pricing medium."

        D. The last sentence of Article VIII of the Propylene Sales Agreement shall be rewritten in its entirety as follows:

        "Nothing contained herein shall affect HIMONT's right to terminate this Agreement because of the inability or refusal of Enterprise, after notification as provided for in Section 14.1 hereof, to correct any existing failure to deliver Polymer Grade Propylene meeting the specifications set forth in Schedule A attached hereto; HOWEVER ENTERPRISE'S ONLY LIABILITY UNDER THIS AGREEMENT WITH REGARD TO NON-CONFIRMING PRODUCT SHALL BE LIMITED TO REPLACEMENT FOR ANY ON-CONFORMING POLYMER GRADE PROPYLENE DELIVERED BY ENTERPRISE HEREUNDER AND FOR ANY PRODUCT IN HIMONT'S ABOVE GROUND STORAGE AND PIPELINES THAT IS CONTAMINATED DUE TO COMMINGLING WITH SUCH NON-CONFORMING PRODUCT. ENTERPRISE SHALL NOT BE LIABLE TO HIMONT FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES WITH RESPECT THERETO, NOR SHALL ENTERPRISE BE LIABLE TO ANY THIRD PARTIES WITH WHICH HIMONT MAY ENTER INTO AGREEMENTS CONCERNING THE POLYMER GRADE PROPYLENE OR THE PRODUCTS MADE THEREFROM."

        E. The text of Article X of the Propylene Sales Agreement shall be replaced with the following:

                                   "ARTICLE X

                              BILLING AND PAYMENT

SECTION 10.1 - BILLING AND PAYMENT
----------------------------------

        10.1 Enterprise shall forward to HIMONT, no more often that once during each calendar month, an invoice for Polymer Grade Propylene sold and delivered hereunder and for Polymer Grade Propylene delivered under Article XVI, (determined by passage of title) during the preceding calendar month. Such invoices, with supporting documentation, shall be dispatched promptly by Enterprise and in such manner so as to be received by HIMONT, within five (5) days of the date of invoice, at the following address:

                HIMONT U.S.A., Inc.
                2801 Certerville Road
                P.O. Box 15439
                Wilmington, DE  19850-5439
                Attention: Vice President
                           Strategic Raw Materials


              or to such other address as HIMONT may hereinafter designate in writing to Enterprise. Payment by HIMONT shall be made to Enterprise net thirty (30) days from date of invoice, via wire transfer to:

                        Chemical Bank
                        New York, New York
                        ABA 021000128
                        Account of: Enterprise Products Company
                        Account #144-0-11219

                or to such other address or bank as Enterprise may hereinafter designate in writing to HIMONT.

                If the payment date for an invoice falls on a Saturday, then the invoice shall be due and payable on the immediately preceding Friday. If the payment date for an invoice falls on a Sunday, then the invoice shall be due and payable on the next following Monday. If the payment date for an invoice falls on a Statutory Holiday, then the invoice shall be due and payable on the nearest preceding business day."

        F.      Article XVI - Toll Processing shall be added as follows:


                                  "ARTICLE XVI

                                TOLL PROCESSING

        Beginning on February 1, 1995 and continuing through December 31, 1996, Enterprise shall toll process Propane/Propylene mix conforming to the specifications shown on Schedule C attached hereto (Propane/Propylene Mix) supplied by Himont under the following terms:


SECTION 16.1 - VOLUME
---------------------

        16.1 The total volume of plant capacity available for use by Himont to toll process Propane/Propylene Mix, shall be the difference between the actual plant capacity and the capacity used each month to produce Himont's committed ratable purchase of seven hundred million (700,000,000) pounds per year of Polymer
                Grade Propylene and Lyondell's committed tolling capacity estimated at three hundred million (300,000,000) pounds per year. Himont's tolling capacity each month shall be the lesser of the uncommitted plant capacity described above when nominated for as provided for in clause 16.3, or the volume of Propane/Propylene Mix which Himont has nominated for, as provided for in Clause 16.3, and has available at Enterprise facilities each month on a ratable basis.


SECTION 16.2 - TOLLING FEES
---------------------------

        16.2 Tolling fee shall be fixed at 2.6 cents per pound of Contained Propylene in the Propane/Propylene Mix toll processed for a term of 23 months, ending on December 31, 1996. All taxes, including Superfund Tax, which are assessed on the Propylene production shall be added to this fee.

SECTION 16.3 - NOMINATION PROCEDURES
------------------------------------

        16.3 Himont shall nominate to Enterprise in writing, at least 45 days prior to each calendar quarter, the quantity of available plant capacity, as described in Clause 16.1, Himont wishes to use for toll processing during the following quarter. Any toll capacity HIMONT does not nominate for on a quarterly basis, shall be available for Enterprise's use during that quarter. If Himont does not use at least sixty percent (60%) of the nominated capacity on a ratable basis during any calendar quarter, then such unused capacity shall be available for Enterprise's use during the current calendar quarter and the following quarter, the process Propane/Propylene Mix for Enterprise's own account for subsequent sale to others or to toll process for third parties, provided however, that in the event Enterprise elects to toll process for its own account and offer the resultant Propylene for sale, Himont shall have the first right of refusal to purchase such Propylene from Enterprise at the then current market price.


SECTION 16.4 - SUPPLY OF PROPANE/PROPYLENE MIX FOR TOLLING
----------------------------------------------------------

        16.4 HIMONT shall be entitled to deliver to Enterprise's underground storage facility at Mont Belvieu, Texas a volume of Propane/Propylene Mix equal to the volume of plant capacity that Himont has nominated for toll processing by Enterprise. The Propane/Propylene Mix shall be delivered to Enterprise, by Himont, or on behalf of HIMONT, at least 5 days prior to the date on which it is to be processed. Enterprise will accept receipt of Propane/Propylene Mix from Himont via connected pipeline or rail tank car delivered to Enterprise's Mont Belvieu tank car unloading terminal. Enterprise shall arrange to analyze all Propane/Propylene Mix received for Himont's account, and the results of such analysis shall be used to establish the Propylene component, other hydrocarbons and contaminates.



SECTION 16.5 - TANK CAR HANDLING
--------------------------------


        16.5 Enterprise shall be responsible for gauging and analyzing the Propane/Propylene Mix received by Enterprise via tank car. Enterprise will charge and Himont will pay a tank car unloading fee of three quarters of one cent per gallon ($0.0075 per gallon) for all Propane/Propylene Mix unloaded or Himont's account. Enterprise shall deduct a two percent heel credit from the gauged volume in determining the volume of Propane/Propylene Mix unloaded and received from Himont.

SECTION 16.6 - PURCHASE OF PROPANE AND OTHER NON-PROPYLENE HYDROCARBON
               COMPONENTS AND RETURN OR PROPYLENE COMPONENT
               ------------------------------------------------------

              (a) Enterprise shall purchase from Himont all the Propane and other Non-Propylene hydrocarbon components contained in the Propane/Propylene Mix toll processed for Himont each month. All Non-Propylene hydrocarbon components shall be deemed to be Propane and shall be purchased by Enterprise at the monthly average high-low posting for Non-TET Propane at Mont Belvieu, as published by Oil Price Information Service
                   (OPIS).

              (b) One hundred percent of the Propylene component contained in the Propane/Propylene Mix processed each month shall be returned to Himont as Polymer Grade Propylene, at the outlet of the Plant."

        16.7 HIMONT shall forward to Enterprise, no more often that once during each calendar month, an invoice for Propane sold hereunder during the preceding calendar month. Such invoices, with supporting documentation, shall be dispatched promptly by HIMONT and in such manner so as to be received by Enterprise, within five (5) days of the date of invoice, at the following address:

                        Enterprise Products Company
                        P.O. Box 4324
                        Houston, Texas  77210
                        Attention:  A.W. Bell

        or to such other address as Enterprise may hereinafter designate in writing to HIMONT. Payment by Enterprise shall be made to HIMONT net thirty (30) days from date of invoice, via wire transfer to:


                        HIMONT U.S.A., INC.


        or to such other address or bank as HIMONT may hereinafter designate in writing to Enterprise.


        If the payment date for an invoice falls on a Saturday, then the invoice shall be due and payable on the immediately preceding Friday. If the payment date for an invoice falls on a Sunday, then the invoice shall be due and payable on the next following Monday. If the payment date for an invoice falls on a Statutory Holiday, then the invoice shall be due and payable on the nearest preceding business day.



PART 2 - PFP AGREEMENT
----------------------

     A. The text of Section 2.5 B of the PFP Agreement shall be replaced with the following:

"SECTION 2.5 - TERM OF LEASE AND RENTAL PAYMENT
-----------------------------------------------

        B. Enterprise shall pay Himont, without previous demand therefor and without deduction or setoff (including deductions or setoffs due or alleged to be due by reason of any past, present or future claims of Enterprise against Himont under this Agreement or under the Propylene Sales Agreement, or otherwise), as rent for use of the leasehold estate created in Section 2.4, a sum which equals 3.5 cents per gallon for 50% of all Polymer Grade Propylene produced at the Plant; provided, however, that

                (a) During the period commencing January 1, 1981, and ending November 30, 1990, the sum payable as rent during each month of this period shall equal 4 cents per gallon for 50% of all Polymer Grade Propylene produced at the Plant.


                (b) During the period commencing December 1, 1990, and ending December 31, 1992, the sum payable as rent during each month of this period shall equal 4 cents per gallon on 50% of the rateable monthly production of a fixed annual production volume of nine hundred eighty million (980,000,000) pounds per year of Polymer Grade Propylene (hereinafter the "Fixed Volume").

                (c) Commencing on January 1, 1993, the sum payable as rent during each month thereafter shall equal the lesser of:
                      (i) 3.50 cents per gallon on fifty percent (50%) of the current month's Fixed Volume, or (ii) 3.50 cents per gallon on fifty percent (50%) of the current month's Fixed Volume multiplied by the actual volume in pounds of Polymer Grade Propylene purchased by HIMONT hereunder the current month divided by the current month's daily rateable equivalent of seven hundred million (700,000,000) pounds per year providing, however, that during any month that force majeure conditions are not invoked by Enterprise and Enterprise, at its sole discretion, elects to reduce the volume of Polymer Grade Propylene sold to HIMONT to less than the current month's daily rateable equivalent of seven hundred million (700,000,000) pounds per year, then the provisions of this Section 2.5 B (c)
                      (ii) shall not apply.

                Within 15 days after the end of each month during the Lease Term, Enterprise shall furnish to HIMONT a statement, certified as true and correct by Enterprise, setting forth the number of gallons of Polymer Grade Propylene produced at the Plant during the preceding month."

        C. Effective on January 1, 1993, Section 2.5 D of the PFP Agreement shall be deleted in its entirety.


"SECTION 2.8 - DISPOSITION AND STORAGE OF PRODUCT
-------------------------------------------------

        A. All propylene, propane, light ends, heavy fractions and waste produced at the Plant shall be disposed of as follows:

        B. Effective January 1, 1995, Section 2.8A(1) shall be restated in its entirety as follows:

            (1) HIMONT shall take Polymer Grade Propylene produced at the Plant as follows:

                During 1979 and 1980, Enterprise shall sell and delivery to HIMONT, and HIMONT shall purchase from Enterprise, a total of 50 and 150 million pounds, respectively, each year of Polymer Grade Propylene. Beginning in 1981, and continuing through 1992, Enterprise shall sell and deliver to HIMONT, and HIMONT will purchase from Enterprise, the full output of the Plant of Polymer Grade Propylene, which is estimated to be 315 million pounds at 99.5% purity in 1981 and 380 million pounds at 98% purity in 1982 and thereafter. Beginning on January 1, 1993, and continuing through 1994, Enterprise shall sell and deliver to HIMONT, and

                HIMONT shall purchase and receive from Enterprise, the full output capacity of Polymer Grade Propylene from the Plant, estimated to be one billion eighty million (1,080,000,000) pounds per year, less the agreed upon tolling volumes of three hundred and eighty four million (384,000,000) pounds per year. Beginning on January 1, 1995, and continuing throughout the term of this Agreement, including any extensions or renewals hereof, Enterprise shall sell and deliver to HIMONT, and HIMONT shall purchase and receive from Enterprise, on a monthly rateable basis, seven hundred million (700,000,000) pounds of Polymer Grade Propylene. The actual volume of Polymer Grade Propylene which HIMONT shall purchase each month shall be determined as provided for under Section 4.1 of the Propylene Sales Agreement. All such Polymer Grade Propylene shall be sold by Enterprise to HIMONT under the terms set forth in the Propylene Sales Agreement, which Enterprise and HIMONT shall enter into concurrently herewith."


PART 3 - EXTENSION OF TERM
--------------------------

        This Amendment shall extend the term of the PFP Agreement and the Propylene Sales Agreement for the first option of twelve (12) years, as provided for in Section 11.1 of the PFP

        Agreement, and shall remain in full force and effect as amended until December 31, 2004. All other terms and conditions of Article XI of the PFP Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, HIMONT and Enterprise, by their duly authorized representatives, have executed this Amendment effective as of January 1, 1995.


HIMONT U.S.A., INC.                             ENTERPRISE PRODUCTS COMPANY

By: /s/ [Name Illegible]                        By: /s/ A.W. Bell
   -----------------------------                   ----------------------------

        President Montell
Title:  North America Inc.                      Title: Executive Vice President
      --------------------------                      -------------------------

Date: January 5, 1996                           Date: November 16, 1995
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